CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-08003), the Registration Statement on Form S-3 (File No. 333-39681) and the Registration Statement on Form S-3, as amended (File No. 333-45201) of The Vincam Group, Inc. of our report dated March 11, 1997, with respect to the financial statements of Staffing Network, Inc. at December 31, 1996, and for each of the two years in the period ended December 31, 1996, which appears on page 13 of this Form 10-K/A No. 1 (Commission File No. 0-28148).

/s/ ERNST & YOUNG LLP



Manchester, New Hampshire
April 7, 1998